Exhibit 99.1

Avanex Names Mark Weinswig Vice President, Finance and Treasurer and Interim CFO

FREMONT, Calif., July 21, 2008 — Avanex Corporation (NASDAQ:AVNX), a leader in telecommunication components that enable next-generation optical networks, today announced that Mark Weinswig has been named Vice President, Finance and Treasurer and Interim CFO.

“We are excited to have Mark rejoin the company in this important capacity,” Giovanni Barbarossa, Interim CEO of Avanex, said. “He brings a strong financial background and significant experience in the optical industry. Given Mark’s knowledge and experience with the company’s finance infrastructure, Mark is uniquely suited to come on board and contribute immediately, and we look forward to his contributions in this role.”

“I am happy to be part of the Avanex team again and to help build on the company’s strength and success,” said Weinswig.

Weinswig has been with Coherent, Inc., a leading provider of lasers for commercial and scientific applications, since January 2006, most recently as director and business unit controller. From April 2000 until January 2006, he worked at Avanex with his last role as Vice President, Financial Planning and Business Development. He previously was at Morgan Stanley Dean Witter’s Institutional Equity Research Group in New York, where he focused on the telecommunications equipment industry, and at PricewaterhouseCoopers as an auditor. Weinswig earned an M.B.A. from the University of Santa Clara and a B.S. in business administration from Indiana University. He has earned the CFA and CPA designations.

About Avanex

Avanex Corporation meets the needs of fiber optic communications networks for greater capacity, longer distance transmissions, improved connectivity, higher speeds and lower costs. Our solutions enable optical wavelength multiplexing, dispersion compensation, switching and routing, transmission, and amplification, and include network-managed subsystems. Avanex Corporation, incorporated in 1997, is headquartered in Fremont, California, and maintains facilities in New York, Florida, China, France, Italy, and Thailand. To learn more about Avanex Corporation, visit our Web site at: www.avanex.com.

Contact:

Avanex Corporation

Brooke Deterline, 510-897-4188 (Investor Relations)

IR@Avanex.com